Exhibit 5.2

August 2, 2016

Eagle Materials Inc.

3811 Turtle Creek Boulevard, Suite 110

Dallas, Texas 75219

Ladies and Gentlemen:

We have acted as Oklahoma counsel to CRS Atlantic LLC, an Oklahoma corporation (the “Oklahoma Guarantor”), in connection with its guarantee of an aggregate of $350,000,000 principal amount of the 4.500% Senior Notes Due 2026 (the “Securities”) issued by Eagle Materials Inc., a Delaware corporation (“the “Issuer”). Capitalized terms used herein and not defined herein have the respective meanings assigned to them in the Underwriting Agreement dated July 28, 2016 (the “Underwriting Agreement”), by and among the Issuer, the guarantors named therein and J.P. Morgan Securities, LLC, for itself and as representative of the several underwriters named in Schedule 1 to the Underwriting Agreement. The Securities are guaranteed by the subsidiary guarantors (the “Guarantors”) listed in the Registration Statement on Form S-3 (Registration No. 33-333-206222), as amended (the “Registration Statement”), filed by the Issuer with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), including the Oklahoma Guarantor.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture dated May 8, 2009 (the “Base Indenture”), by and between the Issuer and The Bank of New York Mellon Trust Company, N.A. as Trustee (the “Trustee”), (iii) the First Supplemental Indenture dated August 2, 2016 (the “Supplemental Indenture” and, with the Base Indenture, the “Indenture”), by and among the Issuer, the Guarantors and the Trustee, (iv) the articles of organization of the Oklahoma Guarantor, (v) the limited liability company agreement of the Oklahoma Guarantor, (vi) a good standing certificate dated July 18, 2016, issued by the Secretary of State of Oklahoma with respect to the Oklahoma Guarantor, (vii) a secretary’s certificate dated August 2, 2016, by James H. Graass and (viii) such other documents as we considered appropriate for purposes of the opinion expressed below.

A PROFESSIONAL CORPORATION

OKLAHOMA CITY • Braniff Building • 324 N. Robinson Ave., Ste. 100 • Oklahoma City, OK 73102 • T: 405.235.7700 • F: 405.239.6651 TULSA • 500 Kennedy Building • 321 S. Boston Ave. • Tulsa, OK 74103 • T: 918.592.9800 • F: 918.592.9801

crowedunlevy.com

For purposes hereof, we have relied, without investigation, upon (a) the accuracy and the completeness of each document submitted to us for review, the authenticity of each document submitted to us as an original and the conformity to the original document of each such document that is submitted to us as a copy and (b) the genuineness of all signatures. As to any opinions material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements of the managers of the Oklahoma Guarantor.

Based on the foregoing, we are of the opinion that:

1. The Oklahoma Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Oklahoma.

2. The Oklahoma Guarantor has all requisite company power necessary to execute and deliver the Supplemental Indenture and perform its obligations under the Indenture, including its guarantee of the Securities.

3. The Supplemental Indenture has been duly authorized, executed and delivered by all necessary company action by the Oklahoma Guarantor.

The foregoing opinions are limited in all respects to the federal laws of the United States of America and the laws of the State of Oklahoma. We express no opinion as to the effect of the laws of any other jurisdiction.

We were not involved in the negotiation, preparation, or execution of the Indenture or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Oklahoma law and no opinion is expressed other than the opinions expressly set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Sidley Austin L.L.P. is authorized to rely upon this opinion letter in connection with the Registration Statement as if such opinion letter were addressed and delivered to them on the date hereof.

Respectfully submitted,

Crowe & Dunlevy, A Professional Corporation

By:	/s/ Roger A. Stong
Roger A. Stong